J. P. Morgan Institutional Service Federal Money Market Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the fund to the extent permitted by applicable law.
2e. To approve the amendment of the fund's investment restriction relating to underwriting.
2f. To approve the amendment of the fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the fund's investment restriction relating to commodities.
2h. To approve the amendment of the fund's investment restriction relating to lending.
2i. To approve the reclassification of the fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the fund's investment objective from fundamental to nonfundamental.
4.  To  approve  a new  investment  advisory  agreement  of the  fund.
5.  To amend the Declaration  of Trust to  provide  dollar-based  voting rights.
6.  To ratify  the selection of independent accountants, PricewaterhouseCoopers
LLP.

The results of the proxy solicitation on the above matters were as follows:


Directors/Matter                                     Votes for        Votes against       Abstentions

1.    Frederick S. Addy                           2,592,561,591        8,840,251                 ----
     William G. Burns                             2,592,561,591        8,840,251                 ----
     Arthur C. Eschenlauer                        2,592,561,591        8,840,251                 ----
     Matthew Healey                               2,592,561,591        8,840,251                 ----
     Michael P. Mallardi                          2,592,561,591        8,840,251                 ----
     Amending of Investment Restrictions:
a.  Relating to diversification of assets                    10                0                    0
b.  Relating to concentration of assets                      10                0                    0
c.  Relating to issuance of senior securities                10                0                    0
d.  Relating to borrowing                                    10                0                    0
e.  Relating to underwriting                                 10                0                    0
f.  Relating to investment in real estate                    10                0                    0
g.  Relating to commodities                                  10                0                    0
h.  Relating to lending                                      10                0                    0
i.   Reclassification of other restrictions as               10                0                    0
    nonfundamental
3.  Reclassification of investment objectives                10                0                    0
4.  Investment advisory agreement                            10                0                    0
5.  Dollar-based voting rights                    2,411,567,264        7,638,329          179,591,823
6.  Independent accountants,
    PricewaterhouseCoopers LLP                    2,402,592,025       19,567,729          179,242,087